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                                                                    EXHIBIT 23.1


The Board of Directors and Stockholders
Intelligent Life Corporation:

We consent to incorporation by reference in the registration statement (No. 333-74291) on Form S-1 of Intelligent Life Corporation of our report dated July 2, 1999, relating to the balance sheets of Intelligent Life Corporation as of June 30 and December 31, 1998, and the related statements of operations, redeemable stock and stockholders' equity (deficit), and cash flows for the year ended June 30, 1998 and the six-month period ended December 31, 1998, which report appears in the December 31, 1998, transition report on Form 10-K of Intelligent Life Corporation.


                                                       KPMG LLP

Atlanta, Georgia
July 9, 1999